Exhibit 99.1
For More Information Contact:
Bob Jones
251-446-6004
United Bank Strengthens
Commitment to the Community
     Bob Jones, President & CEO of United Bank, has announced that United Bank is participating in several recently-announced government programs that support its strong commitment to the communities it serves. United Bank announced its participation in the Federal Deposit Insurance Corporation (FDIC) Temporary Liquidity Guarantee Program, which provides unlimited FDIC insurance on all non-interest bearing transaction and NOW accounts as well as coverage on certain qualified debt which could be issued by the bank through December 31, 2009. The bank is also participating in the U.S. Treasury Capital Purchase Program by issuing to the Treasury preferred stock in the amount of $10.3 million. This program provides additional capital for banks, and is intended to increase credit availability to businesses and consumers and help stabilize and accelerate recovery of the economy.
     “We are committed to our customers and the communities we serve and are participating in these programs to provide additional security and resources to them,” stated Jones. “All of these programs represent a cost to our bank, but we believe they provide the tools and resources to assist the bank in serving our customers during the current difficult economic conditions. The increase in FDIC insurance provides additional security for our customers and enhances confidence that their deposits are safe and secure. The $10.3 million in additional capital purchased by the Treasury Department will facilitate lending to individuals and businesses in our market. Should other programs and proposals become available, United Bank will evaluate these offerings just as we have done with these FDIC and Treasury programs.”
     United Bank serves South Alabama and the panhandle of Florida with 17 locations. Established in 1904, the bank has over 460 million dollars in assets.